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                     May 2, 2024

       Patrick Grove
       Chief Executive Officer
       Catcha Investment Corp
       3 Raffles Place #06-01
       Bharat Building
       Singapore 048617

                                                        Re: Catcha Investment
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 25,
2024
                                                            File No. 001-40061

       Dear Patrick Grove:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeffrey Letalien, Esq.